Exhibit 10.3

Summary of Cash America International, Inc. 2013 Short-Term Incentive Plan

On February 14, 2013, the Management Development and Compensation Committee (the “Committee”) of Cash America International, Inc. (the “Company”) approved the terms and conditions of the short term incentive compensation plan for executive officers of the Company for 2013 (the “2013 STI Plan”), which is a cash-based incentive plan that will be administered by the Committee under the Company’s First Amended and Restated Senior Executive Bonus Plan. Under the 2013 STI Plan, a cash bonus pool may be funded based on the Company’s achievement of certain financial objectives for 2013.

The 2013 STI Plan consists of the following three components (each an “STI Component”):

•	the EBT component (the “EBT Component”), which is based on the Company’s consolidated 2013 earnings before taxes and adjusted for certain items;

•	the Retail Services Division component (the “Retail Services Component”), which is based on the 2013 earnings before taxes for the Retail Services Division and adjusted for certain items; and

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the E-Commerce Division component (the “E-Commerce Component”), which is based on the 2013 earnings before interest, taxes, depreciation and amortization of the E-Commerce Division and adjusted for certain items.

The target 2013 short term incentive (“STI”) awards as a percentage of base salary are as follows: 100% for the President and Chief Executive Officer; 75% for the Chief Executive Officer of the E-Commerce Division (the “2013 Target E-Commerce Division CEO Award”); and 70% for the Executive Vice President and Chief Financial Officer, the President-Retail Services Division and the Executive Vice President, General Counsel and Secretary. STI payments, if any, will be determined by the Committee in January 2014 and will be based on the following: (i) 25% on the EBT Component and 75% on the Retail Services Component for the Company’s President-Retail Services Division, (ii) 100% on the E-Commerce Component for the Company’s Chief Executive Officer of the E-Commerce Division; and (iii) 100% on the EBT Component for all other executive officers. No executive officer, except the Company’s Chief Executive Officer of the E-Commerce Division, David A. Fisher, is guaranteed a payment under the 2013 STI Plan. The 2013 STI Plan provides that, consistent with the letter agreement entered into with the Company when Mr. Fisher accepted employment on January 29, 2013, Mr. Fisher will receive the greater of the actual STI earned according to the terms of the 2013 STI Plan or 75% of the 2013 Target E-Commerce Division CEO Award, each of which will be prorated based on the number of days employed during 2013 divided by 365.

Under the terms of the 2013 STI Plan, potential STI awards will begin to accrue under each STI Component once the Company exceeds a certain earnings threshold (the “Earnings Threshold”) established for that STI Component, and the potential STI awards can increase ratably up to 100% of the portion of a target award related to the applicable STI Component if earnings in the particular STI Component reach a specified earnings target (the “Earnings Target”) established for such STI Component. If earnings in a particular STI Component do not reach the Earnings Threshold applicable to such STI Component, no portion of the STI award related to that STI Component will be available for payment, except with respect to Mr. Fisher as described above. If earnings in any STI Component exceed the applicable Earnings Target for such component, the potential STI award applicable to such STI Component will increase above the portion of the target award corresponding to such STI Component based on a formula set forth in the 2013 STI Plan not to exceed a cap of 200%. The Committee also has discretion under the 2013 STI Plan to reduce or eliminate amounts that may be paid under the plan, except with respect to Mr. Fisher. The 2013 STI Plan also contains a “clawback” provision that allows the Company to recoup all or some of the amount paid to an executive officer under certain circumstances when there is a material restatement of the Company’s financial results.